Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2012 Results

BELLEVUE, Wash. – July 26, 2012 – Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the second quarter ended June 30, 2012.

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Room nights grew 22% year-over-year to a record 30 million room nights driven by 16% year-over-year growth in domestic room nights. Standalone room night growth at Brand Expedia accelerated for the third consecutive quarter showing significant improvement versus the first quarter of 2012.

•	During the quarter, Expedia® expanded the global corporate travel footprint of Egencia® by completing the acquisition of VIA Travel®, the largest travel management company in the Nordics.

•	Adjusted EBITDA* increased 18% year-over-year driven by strong revenue performance. In addition, adjusted earnings per share increased 24% as compared to second quarter 2011.

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Year-to-date, Expedia allocated $521 million to share repurchases, acquisitions, and dividends; returning over $320 million directly to shareholders. In addition, subsequent to quarter end, the Executive Committee of Expedia’s Board of Directors approved raising Expedia’s quarterly dividend to $0.13 per share of outstanding common stock.

Financial Summary & Operating Metrics (figures in $MMs except transactions and per share amounts)

Metric	Quarter Ended 6.30.12	Quarter Ended 6.30.11	Y / Y Growth
Transactions (mm)	23.1	19.4	20%
Room night growth	22%	21%	78 bps
Gross bookings	8,956.9	7,953.8	13%
Revenue	1,040.0	913.6	14%
Adjusted EBITDA*	222.9	189.0	18%
Operating income	154.4	143.7	7%
Adjusted net income *	125.0	100.6	24%
Income from continuing operations	105.2	87.7	20%
Adjusted EPS *	$0.89	$0.72	24%
Diluted EPS from continuing operations	$0.76	$0.63	21%
Free cash flow *	486.4	341.4	42%

*	“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarter of 2010 and fourth quarter of 2011.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

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Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor® Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com®, Hotwire.com®; Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong™, and Venere® Net SpA; in addition to the related international points of sale.

The results for the second quarter of 2012 exclude the Brand Expedia websites contributed to the joint venture between Expedia and AirAsia™ formed on July 1, 2011, which is 50% owned by Expedia.

The results for the second quarter of 2012 include VIA Travel and Traveldoo®, which were acquired during the second quarter of 2012 and fourth quarter of 2011, respectively. The impact of the Traveldoo acquisition on second quarter 2012 results was not meaningful, and the impact from the VIA Travel acquisition is discussed in more detail below. Unless otherwise noted, all comparisons below are versus the second quarter of 2011.

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 13% (16% excluding foreign exchange) for the second quarter of 2012, primarily driven by a 22% increase in hotel room nights. The VIA Travel acquisition added approximately 2% to year-over-year gross bookings growth for the second quarter of 2012.

For the second quarter of 2012, average daily room rates declined 1%, and average airfares grew 5% year-over-year. Air tickets sold grew by 3% year-over-year primarily due to the VIA Travel acquisition. Domestic bookings increased 13% and international bookings increased 12% (20% excluding foreign exchange) for the second quarter of 2012. International bookings totaled $3.4 billion for the second quarter of 2012, accounting for 38% of worldwide bookings consistent with the prior year.

Revenue increased 14% (18% excluding foreign exchange) for the second quarter of 2012, primarily driven by an increase in hotel room nights stayed partially offset by a decrease in revenue per room night and revenue per ticket. The VIA Travel acquisition added approximately 2% to year-over-year revenue growth for the second quarter of 2012. During the quarter, Expedia recorded an out-of-period adjustment to hotel revenue of $8 million. Excluding this adjustment, revenue increased 13% for the second quarter of 2012. Domestic revenue increased 14% and international revenue increased 13% (23% excluding foreign exchange) for the second quarter of 2012. International revenue equaled $439 million for the second quarter of 2012, representing 42% of worldwide revenue consistent with the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 11.6% for the second quarter of 2012, an increase of 12 basis points compared to the second quarter of 2011. The increase primarily relates to the out-of-period hotel revenue adjustment noted above. Excluding the adjustment, revenue as a percentage of gross bookings was largely consistent with the prior year.

Product & Services Detail

As a percentage of total worldwide revenue in the second quarter of 2012, hotel accounted for 74%, air accounted for 9% and all other revenue sources accounted for the remaining 17%.

Worldwide hotel revenue increased 16% for the second quarter of 2012 driven by a 22% increase in room nights stayed partially offset by a 5% decrease in revenue per room night. Revenue per room night decreased primarily due to changes in our hotel product mix, impacts from foreign currency, accruals for loyalty programs at Brand Expedia and Hotels.com and discounting at the Hotwire brand.

Worldwide air revenue decreased 8% for the second quarter of 2012 due primarily to an 11% decrease in revenue per ticket partially offset by a 3% increase in air tickets sold. The increase in ticket volume primarily relates to the VIA Travel acquisition and was partially offset by volume pressure associated with a 5% increase in average air ticket prices. Revenue per ticket declined due to lower net supplier economics and impacts from foreign exchange partially offset by certain regional and interline consumer booking fees.

All other revenue (excluding hotel and air) increased 17% for the second quarter of 2012 through strong growth in corporate travel fees – partially due to the VIA Travel acquisition – and advertising revenue.

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Costs and Expenses

(Stock-based compensation expenses of $17 million for second quarter 2012 and $12 million for second quarter 2011 have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2012	2011	Growth	2012	2011	Δ in bps
Cost of revenue	$228.9	$195.2	17%	22.0%	21.4%	64
Selling and marketing	441.3	398.2	11%	42.4%	43.6%	(115)
Technology and content	112.2	90.4	24%	10.8%	9.9%	89
General and administrative	74.5	66.1	13%	7.2%	7.2%	(7)

Total costs and expenses	$856.9	$749.9	14%	82.4%	82.1%	31

Cost of revenue (non-GAAP)

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Cost of revenue increased 17% for the second quarter of 2012 due to higher credit card processing costs related to our merchant bookings growth as well as headcount and other customer services costs related to the VIA Travel acquisition and additional headcount to support our global customer operations partially offset by lower debit card fees and an increase in credit card rebates.

Selling and Marketing (non-GAAP)

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Selling and marketing expense increased 11% in the second quarter of 2012 primarily driven by increases in affiliate marketing expenses at Expedia Affiliate Network, marketing expenses at Hotels.com and higher personnel expenses driven by additional headcount across several brands and our supply organization, partially offset by lower offline marketing spend for our Expedia brand.

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Indirect costs, including personnel in our various leisure brands, Egencia and supply organization, as a percentage of total selling and marketing costs represented 22% in the second quarter of 2012 consistent with the prior year.

Technology and Content (non-GAAP)

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Technology and content expense increased 24% for the second quarter of 2012 primarily due to higher personnel costs for additional headcount to support key technology projects for our Expedia brand, supply organization and corporate technology function as well as increased depreciation expense associated with higher capital expenditures.

General and Administrative (non-GAAP)

•	General and administrative expense increased 13% for the second quarter of 2012 primarily driven by higher personnel costs for additional headcount.

Interest and Other

For the second quarter of 2012, interest income grew $2 million year-over-year primarily due to higher rates of return. Interest expense remained relatively consistent year-over-year.

For the second quarter of 2012 and 2011, other, net was a loss of $5 million. Losses for the second quarter of 2012 were comprised of equity method operating losses and foreign exchange losses. Losses for the second quarter of 2011 were primarily comprised of foreign exchange losses. Foreign currency rate fluctuations negatively impacted our second quarter revenue growth rates primarily due to depreciation in the Euro versus second quarter 2011. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rates on GAAP pre-tax income were 21.3% for the second quarter of 2012 compared with 27.3% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 22.9% for the second quarter of 2012 compared with 27.3% in the prior year period. The lower rates in the second quarter of 2012 were primarily driven by an

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increase in earnings in jurisdictions outside the United States. The ANI rate was higher than the GAAP rate primarily as a result of higher pre-tax income on an adjusted basis.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.4 billion at June 30, 2012. Of this amount, $312 million is held by our majority-owned subsidiaries and is included in our consolidated financial statements, however, it is not considered available for our working capital purposes.

Outstanding letters of credit totaling $23 million were applied to our $750 million unsecured revolving credit facility leaving a total available balance of $727 million at June, 30 2012. Long-term debt totaled $1.25 billion at June 30, 2012 consisting of $749 million in 5.95% senior notes due 2020, net of discount, and $500 million in 7.456% senior notes due 2018.

For the six months ended June 30, 2012, net cash provided by operating activities was $1.4 billion and free cash flow was $1.3 billion. Both measures include $1.1 billion from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $295 million for the six months ended June 30, 2012, compared to the prior year primarily due to our working capital benefit.

At June 30, 2012, we had stock-based awards outstanding representing approximately 18 million shares of our common stock, consisting of stock options to purchase 16 million common shares with a $23.25 weighted average exercise price and weighted average remaining life of 5 years, and 2 million restricted stock units (RSUs). Assuming, among other things, no meaningful modifications of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be approximately $60 million in 2012.

Year-to-date, we repurchased 8.8 million common shares, including 3.0 million common shares during the second quarter of 2012, for an aggregate purchase price of $291 million excluding transaction costs (an average of $33.24 per share). Twenty million shares of common stock are available for repurchase under the April 25, 2012 authorization.

On June 19, 2012, we paid a quarterly dividend of $12 million ($0.09 per common share). In addition, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.13 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 28, 2012, with a payment date of September 18, 2012. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $18 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

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Recent Highlights

Global Presence

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Hotels.com launched a Spanish-language site in the U.S., http://es.hotels.com/, making it easier for Spanish speaking consumers in the States to search and book their hotel stay on Hotels.com. Hotwire also introduced its first-ever local language booking site in Norway, www.hotwire.com/no.

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Expedia Affiliate Network signed agreements to power travel bookings for international travel suppliers Airtickets.gr, a leading online travel agency in Greece; and low-cost carrier Scoot, based out of Singapore.

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Egencia expanded services to Costa Rica, Ecuador, Peru, Russia, Sri Lanka, Ukraine, and Venezuela through the Egencia Global Alliance, a network of strategic partnerships with leading local travel management companies. Egencia now has a presence in 54 countries worldwide. In addition, Egencia saw strong growth in certain international markets, such as Germany which showed a 44% year-over-year improvement in second quarter gross bookings excluding the impacts of foreign exchange.

•	Welcome Rewards®, the loyalty rewards programs for Hotels.com guests, surpassed a significant program milestone by reaching more than 5 million rewards members globally.

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Expedia, Inc. announced partnership agreements with Alaska Airlines, the seventh-largest U.S. carrier; Virgin Atlantic, one of the world’s most-popular airlines; Gol Intelligent Airlines, the largest low-fare low-cost airline in Latin America; and TRIP Airlines, South America’s largest regional airline. The company also signed multi-year agreements with leading rental car companies Hertz, the world’s largest airport general use car rental brand; and internationally recognized rental car brand Enterprise Holdings, the world’s largest car rental service provider. Under the agreements, inventory from Hertz and Enterprise Rent-A-Car, Alamo Rent A Car and National Car Rental will continue to be available on Expedia.com, Hotwire.com, Egencia and CarRentals.com sites in North America, South America and Asia Pacific.

Technology Platform Investment and Innovation

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Brand Expedia unveiled a unique, new Find Yours™ branding campaign aimed at helping travelers celebrate the transformative power of travel by featuring personal photo and video content generated during travel.

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Expedia Affiliate Network rolled out a series of enhancements to its hotel application program interface (API) functionality, increasing query response times six-fold and drastically improving search efficiency for affiliate partners worldwide.

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Expedia® Media Solutions experienced strong growth in the sales of its TravelAds sponsored search listings generating a record number of participating hotels during the second quarter and contributing to a 12% year-over-year increase in advertising and media revenue.

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Egencia unveiled a comprehensive and intuitive new booking tool Egencia® Hotels, aimed at helping business travelers easily research and book stays at an extended selection of worldwide hotels through richer property content.

Worldwide Hotel Portfolio

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At quarter end, Expedia global websites featured almost 155,000 bookable properties increasing its direct relationships with hotels by 14% year-over-year. Expedia sites offer over 98,000 hotels in EMEA and APAC countries.

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Expedia, Inc. signed new agreements, that include provisions allowing for distribution under our Expedia® Traveler Preference program, with several global hotel brands, including leading global hospitality company Hilton Hotels Worldwide; leading lodging company Marriott International; La Quinta, one of the largest operators of limited-service hotels in the U.S.; and Barcelo Hotels & Resorts, part of the Barceló Group, one of Spain’s leading travel companies.

New Distribution Channels

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Several brands within Expedia, Inc. have been recognized by notable tech and travel industry organizations for their web- and mobile-based offerings. UK Keynote Competitive Research, the global leader in Internet and mobile cloud testing and monitoring, ranked Hotels.com second in Overall Customer Experience; the Hotels.com brand also received top honors in the Mobile Marketing category at the Marketing Society Awards. Mobiata® received a Webby Award, the leading international award honoring excellence on the Internet, for their FlightBoard™ app.

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Egencia released its mobile app for Android and mobile web devices enabling business travelers to view itineraries and receive travel information on-the-go from their mobile device in 13 countries and 8 languages. Hotwire launched mobile websites in the UK, Ireland, Australia, New Zealand, Denmark, Norway and Sweden, enabling smartphone users to view room rates and pay for hotel bookings in their native currency. Hotels.com also released a Windows 7 version of its popular hotel booking app.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Revenue	$1,039,980	$913,591	$1,856,468	$1,641,426

Costs and expenses:
Cost of revenue (1)	229,741	195,810	429,839	371,420
Selling and marketing (1) (2)	444,573	400,483	821,645	751,391
Technology and content (1)	116,026	93,101	224,937	179,908
General and administrative (1)	83,218	72,045	161,796	143,205
Amortization of intangible assets	8,631	5,914	12,053	11,748
Legal reserves, occupancy tax and other	3,350	2,531	3,074	4,889

Operating income	154,441	143,707	203,124	178,865

Other income (expense):
Interest income	7,072	5,451	12,815	8,786
Interest expense	(21,989)	(22,489)	(43,381)	(45,011)
Other, net	(4,660)	(5,404)	(10,867)	(12,586)

Total other expense, net	(19,577)	(22,442)	(41,433)	(48,811)

Income from continuing operations before income taxes	134,864	121,265	161,691	130,054
Provision for income taxes	(28,755)	(33,132)	(33,995)	(36,018)

Income from continuing operations	106,109	88,133	127,696	94,036
Discontinued operations, net of taxes	—	52,757	(23,889)	99,063

Net income	106,109	140,890	103,807	193,099
Net income attributable to noncontrolling interests	(868)	(497)	(1,847)	(667)

Net income attributable to Expedia, Inc.	$105,241	$140,393	$101,960	$192,432

Amounts attributable to Expedia, Inc.:
Income from continuing operations	$105,241	$87,682	$125,849	$93,508
Discontinued operations, net of taxes	—	52,711	(23,889)	98,924

Net income	$105,241	$140,393	$101,960	$192,432

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$0.79	$0.64	$0.95	$0.68
Diluted	0.76	0.63	0.91	0.67

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.79	$1.03	$0.77	$1.41
Diluted	0.76	1.01	0.73	1.38

Shares used in computing earnings per share:
Basic	132,556	136,796	132,877	136,863
Diluted	138,192	139,053	138,747	139,068

Dividends declared per common share	$0.09	$0.14	$0.18	$0.28

(1) Includes stock-based compensation as follows:
Cost of revenue	$803	$581	$1,722	$1,391
Selling and marketing	3,248	2,279	7,693	5,788
Technology and content	3,874	2,690	8,158	6,553
General and administrative	8,696	5,963	15,999	12,579

(2) Includes related party amounts as follows:	$55,720	$59,199	$107,081	$113,143

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,343,346	$689,134
Restricted cash and cash equivalents	24,489	19,082
Short-term investments	1,050,107	648,819
Accounts receivable, net of allowance of $9,428 and $7,959	512,856	339,427
Prepaid expenses and other current assets	141,383	121,541
Current assets of discontinued operations	14,330	456,426

Total current assets	3,086,511	2,274,429
Property and equipment, net	376,528	320,282
Long-term investments and other assets	204,938	289,348
Intangible assets, net	836,365	743,898
Goodwill	3,000,754	2,877,301

TOTAL ASSETS	$7,505,096	$6,505,258

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$998,150	$777,602
Accounts payable, other	277,042	173,855
Deferred merchant bookings	1,791,628	833,625
Deferred revenue	22,855	15,238
Accrued expenses and other current liabilities	360,510	333,237
Current liabilities of discontinued operations	—	419,800

Total current liabilities	3,450,185	2,553,357
Long-term debt	1,249,312	1,249,281
Deferred income taxes, net	337,450	279,962
Other long-term liabilities	126,171	117,491

Commitments and contingencies

Stockholders’ equity:
Common stock $.0001 par value Authorized shares: 1,600,000 Shares issued: 187,493 and 176,378 Shares outstanding: 122,943 and 120,781	19	18
Class B common stock $.0001 par value Authorized shares: 400,000 Shares issued and outstanding: 12,800 and 12,800	1	1
Additional paid-in capital	5,714,512	5,474,653
Treasury stock - Common stock, at cost Shares: 64,550 and 55,597	(2,832,923)	(2,535,219)
Retained earnings (deficit)	(620,279)	(722,239)
Accumulated other comprehensive loss	(26,761)	(17,350)

Total Expedia, Inc. stockholders’ equity	2,234,569	2,199,864
Noncontrolling interest	107,409	105,303

Total stockholders’ equity	2,341,978	2,305,167

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,505,096	$6,505,258

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2012	2011

Operating activities:
Net income	$103,807	$193,099
Less: Discontinued operations, net of tax	(23,889)	99,063

Net income from continuing operations	127,696	94,036
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	72,980	60,836
Amortization of stock-based compensation	33,572	26,311
Amortization of intangible assets	12,053	11,748
Deferred income taxes	8,556	4,729
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	14,522	(26,457)
Realized (gain) loss on foreign currency forwards	(10,460)	3,497
Other	14,772	3,128
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(142,121)	(109,543)
Prepaid expenses and other current assets	(13,494)	(59,959)
Accounts payable, merchant	193,080	219,651
Accounts payable, other, accrued expenses and other current liabilities	123,754	48,170
Deferred merchant bookings	958,066	810,740
Deferred revenue	7,619	(350)

Net cash provided by operating activities from continuing operations	1,400,595	1,086,537

Investing activities:
Capital expenditures, including internal-use software and website development	(117,217)	(98,616)
Purchases of investments	(1,007,745)	(853,445)
Sales and maturities of investments	674,315	432,866
Acquisitions, net of cash acquired	(199,267)	(8,075)
Net settlement of foreign currency forwards	10,460	(3,497)
Other, net	(1,999)	1,033

Net cash used in investing activities from continuing operations	(641,453)	(529,734)

Financing activities:
Treasury stock activity	(297,704)	(49,227)
Payment of dividends to stockholders	(24,409)	(38,584)
Proceeds from exercise of equity awards	224,770	13,749
Purchases of additional interests in controlled subsidiaries, net	—	70,626
Excess tax benefit on equity awards	16,920	3,613
Changes in restricted cash and cash equivalents	(5,498)	(7,373)
Other, net	32	2,320

Net cash used in financing activities from continuing operations	(85,889)	(4,876)

Net cash provided by continuing operations	673,253	551,927
Net cash provided by (used in) discontinued operations	(7,607)	103,559
Effect of exchange rate changes on cash and cash equivalents	(11,434)	20,600

Net increase in cash and cash equivalents	654,212	676,086
Cash and cash equivalents at beginning of period	689,134	621,199

Cash and cash equivalents at end of period	$1,343,346	$1,297,285

Supplemental cash flow information
Cash paid for interest from continuing operations	$43,441	$44,574
Income tax payments (refunds), net from continuing operations	(3,597)	7,282

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Expedia, Inc.

Trended Metrics

(All figures in millions)

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The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

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We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2010				2011				2012		Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth

Number of Transactions	15.8	16.9	18.1	14.8	17.1	19.4	19.8	16.5	20.2	23.1	20%

Gross Bookings by Segment
Leisure	$6,161	$6,195	$6,403	$5,263	$6,653	$7,270	$6,956	$5,689	$7,666	$8,019	10%
Egencia	471	489	491	493	642	684	667	621	755	938	37%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	13%

Gross Bookings by Geography
Domestic	$4,257	$4,470	$4,410	$3,596	$4,439	$4,911	$4,604	$3,835	$5,160	$5,536	13%
International	2,375	2,214	2,483	2,160	2,856	3,043	3,019	2,475	3,260	3,420	12%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	13%

Gross Bookings by Agency/Merchant
Agency	$3,919	$4,022	$3,961	$3,513	$4,144	$4,476	$4,120	$3,614	$4,621	$4,867	9%
Merchant	2,713	2,662	2,932	2,243	3,151	3,478	3,503	2,696	3,799	4,090	18%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	13%

Revenue by Segment
Leisure	$613	$716	$863	$699	$686	$866	$976	$742	$764	$964	11%
Egencia	34	36	35	39	42	47	44	45	53	76	60%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$816	$1,040	14%

Revenue by Geography
Domestic	$420	$480	$538	$435	$442	$526	$574	$454	$491	$601	14%
International	226	272	360	303	286	388	446	333	325	439	13%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$816	$1,040	14%

Revenue by Agency/Merchant/Advertising
Agency	$168	$178	$196	$162	$181	$200	$216	$167	$182	$220	10%
Merchant	451	548	675	547	520	685	777	591	603	787	15%
Advertising & Media Revenue	27	26	27	29	27	29	27	30	31	32	12%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$816	$1,040	14%

Adjusted EBITDA
Leisure	$158	$238	$316	$233	$150	$254	$344	$234	$171	$283	12%
Corporate	(66)	(64)	(71)	(69)	(76)	(74)	(72)	(78)	(79)	(78)	5%

Subtotal	$93	$174	$245	$164	$74	$179	$273	$156	$92	$205	14%
Egencia	8	7	5	6	8	10	5	6	10	18	86%

Total	$100	$181	$250	$169	$82	$189	$278	$162	$102	$223	18%

Worldwide Hotel (Merchant & Agency)
Room Nights	15.9	20.4	24.7	18.8	18.3	24.7	28.9	22.4	22.7	30.1	22%
Room Night Growth	18%	12%	14%	15%	15%	21%	17%	19%	24%	22%	22%
Room Night Growth including AirAsia JV	18%	12%	14%	15%	15%	21%	19%	21%	27%	24%	24%
ADR Growth	0%	2%	1%	2%	3%	6%	7%	2%	0%	-1%	-1%
Revenue per Night Growth	-5%	-7%	0%	0%	1%	5%	1%	-5%	-6%	-5%	-5%
Revenue Growth	12%	4%	14%	15%	16%	27%	18%	12%	18%	16%	16%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	22%	6%	10%	6%	-10%	-3%	-10%	-8%	5%	3%	3%
Airfare Growth	9%	17%	9%	5%	13%	11%	12%	10%	7%	5%	5%
Revenue per Ticket Growth*	-14%	6%	4%	8%	17%	1%	7%	-10%	-20%	-11%	-11%
Revenue Growth*	6%	12%	14%	15%	5%	-1%	-3%	-17%	-17%	-8%	-8%

Note: The metrics above exclude results from the joint venture between Expedia Worldwide and AirAsia beginning July 1, 2011 except where noted.

*	Impacted by an entry to reflect reclassification of air fees.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in fourth quarter of 2010 and fourth quarter of 2011.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to hotel occupancy taxes, related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to hotel occupancy taxes, related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
		(In thousands)

Adjusted EBITDA	$222,901	$188,996	$324,719	$271,023
Depreciation	(38,666)	(31,651)	(72,980)	(60,836)
Amortization of intangible assets	(8,631)	(5,914)	(12,053)	(11,748)
Stock-based compensation	(16,621)	(11,513)	(33,572)	(26,311)
Legal reserves, occupancy tax and other	(3,350)	(2,531)	(3,074)	(4,889)
Realized (gain) loss on revenue hedges	(1,192)	6,320	84	11,626

Operating income	154,441	143,707	203,124	178,865

Interest expense, net	(14,917)	(17,038)	(30,566)	(36,225)
Other, net	(4,660)	(5,404)	(10,867)	(12,586)

Income from continuing operations before income taxes	134,864	121,265	161,691	130,054
Provision for income taxes	(28,755)	(33,132)	(33,995)	(36,018)

Income from continuing operations	106,109	88,133	127,696	94,036
Discontinued operations, net of taxes	—	52,757	(23,889)	99,063

Net income	106,109	140,890	103,807	193,099
Net income attributable to noncontrolling interests	(868)	(497)	(1,847)	(667)

Net income attributable to Expedia, Inc.	$105,241	$140,393	$101,960	$192,432

Adjusted Net Income & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
		(In thousands)

Net income attributable to Expedia, Inc.	$105,241	$140,393	$101,960	$192,432
Discontinued operations, net of taxes	—	(52,711)	23,889	(98,924)
Amortization of intangible assets	8,631	5,914	12,053	11,748
Stock-based compensation	16,621	11,513	33,572	26,311
Legal reserves, occupancy tax and other	3,350	2,531	3,074	4,889
Foreign currency loss on U.S. dollar cash balances held by eLong	263	1,182	157	1,559
Unrealized (gain) loss on revenue hedges	(16)	(1,983)	2,645	(837)
Noncontrolling interests	(655)	(1,050)	(1,126)	(1,724)
Provision for income taxes	(8,681)	(5,196)	(14,595)	(12,021)

Adjusted Net Income	$124,754	$100,593	$161,629	$123,433

GAAP diluted weighted average shares outstanding	138,192	139,053	138,747	139,068
Additional restricted stock units	1,522	1,333	1,608	1,452

Adjusted weighted average shares outstanding	139,714	140,386	140,355	140,520

Diluted earnings per share from continuing operations	$0.76	$0.63	$0.91	$0.67
Adjusted earnings per share from continuing operations	0.89	0.72	1.15	0.88

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Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
		(In thousands)

Net cash provided by operating activities	$552,779	$393,886	$1,400,595	$1,086,537
Less: capital expenditures	(66,403)	(52,530)	(117,217)	(98,616)

Free cash flow	$486,376	$341,356	$1,283,378	$987,921

Non-GAAP cost of revenue, selling and marketing, technology and content expenses and general and administrative excluding stock-based compensation

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
		(in thousands)

Cost of revenue	$229,741	$195,810	$429,839	$371,420
Less: stock-based compensation	(803)	(581)	(1,722)	(1,391)

Cost of revenue excluding stock-based compensation	$228,938	$195,229	$428,117	$370,029

Selling and marketing expense	$444,573	$400,483	$821,645	$751,391
Less: stock-based compensation	(3,248)	(2,279)	(7,693)	(5,788)

Selling and marketing expense excluding stock-based compensation	$441,325	$398,204	$813,952	$745,603

Technology and content expense	$116,026	$93,101	$224,937	$179,908
Less: stock-based compensation	(3,874)	(2,690)	(8,158)	(6,553)

Technology and content expense excluding stock-based compensation	$112,152	$90,411	$216,779	$173,355

General and administrative expense	$83,218	$72,045	$161,796	$143,205
Less: stock-based compensation	(8,696)	(5,963)	(15,999)	(12,579)

General and administrative expense excluding stock-based compensation	$74,522	$66,082	$145,797	$130,626

Conference Call

Expedia, Inc. will audiocast a conference call to discuss second quarter 2012 financial results and certain forward-looking information on Thursday, July 26, 2012 at 2:00 p.m. Pacific Daylight Time (PDT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 26, 2012 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: competitive risks; declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or travel distribution partners; increases in the costs of maintaining and enhancing our brand awareness; changes in search engine algorithms and dynamics; our inability to adapt to technological developments or to maintain our existing technologies; our ability to

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expand successfully in international markets; changes in senior management; volatility in our stock price; changing laws, rules and regulations and legal uncertainties relating to our business; unfavorable new, or adverse application of or failure to comply with existing, laws, rules or regulations; adverse outcomes in legal proceedings to which we are party; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; fluctuations in our effective tax rate; liquidity constraints or our inability to access the capital markets when necessary; risks related to our long term indebtedness; fluctuations in foreign exchange rates; risks related to the failure of counterparties to perform on financial obligations; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; risks related to interruption or lack of redundancy in our information systems; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 30 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in nine countries on its eight sites in North America and Europe

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com®, the online hotel reservation specialist in Europe

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia® Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2012 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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